Contact:
Valerie Kimball
Investor Relations
303.703.1210
vkimball@epochfinancial.com

Rolf Gatlin
Public Relations                                          For Immediate Release
210.308.1268
rmgatlin@usfunds.com


      U.S. Global Investors Announces Positive End-of-Year Results Company
                strengthens financial position through increased
                 managed assets and repayment of all bank debt.

 ***************************************************************************

SAN ANTONIO - September 27, 2004 - U.S. Global Investors, Inc. (NASDAQ: GROW) (the Company), a boutique registered investment advisory firm, today announced the results of operations for the fiscal year ending June 30, 2004. The Company posted net income of $2,166,642, or $0.29 per share, compared to a net income of $42,612, or $0.01 per share, for the 2003 fiscal year. Revenues for the fiscal year ending June 30, 2004, were approximately $12.98 million, or 73.6 percent higher than the fiscal year 2003.

"The biggest driver behind this significant increase in net income is the substantial asset growth in the Company's gold, natural resources and foreign equity funds," says Frank Holmes, Chief Executive Officer of U.S. Global Investors. "During this secular bull market in commodities, investors have been attracted to our specialty funds due to their superior relative performance when compared to their peers. We believe Asia is the key driver behind commodity demand and that global environmental regulations are slowing the supply to meet this demand. This has been reflected in the price of its stock, `GROW', which has outperformed the S&P 500 for the past 1-, 3- and 5-year periods as of June 30, 2004."

According to Lipper, as of June 30, 2004 the U.S. Global Investors fund family had several funds leading their peer group, as well as the fund universe as a whole. In fact, three U.S. Global funds--the World Precious Minerals Fund (UNWPX), the Global Resources Fund (PSPFX), and the Eastern European Fund (EUROX)--ranked #1 in their peer groups for both the 1- and 3-year periods ending June 30, 2004, based on total return. (The World Precious Minerals Fund ranked 1 out of 48, 1 out of 39, 15 out of 30, and 12 out of 18 gold oriented funds for the 1-, 3-, 5- and 10-year periods. The Global Resources Fund ranked 1 out of 76, 1 out of 70, 11 out of 55, and 17 out of 20 natural resources funds for the 1-, 3-, 5- and 10-year periods. The Eastern European Fund ranked 1 out of 181, 1 out of 150, and 3 out of 118 emerging markets funds for the 1-, 3- and 5-year periods.) As a result of such strong asset growth, U.S. Global Investors paid off the remainder of its mortgage bank debt. Through its early repayment, U.S. Global expects to free up future cash flows.

Although there was a slight market correction over the past quarter, U.S. Global Investors has also seen positive growth in its own investment portfolio for the year.

Expenses for the fiscal year ending June 30, 2004 were approximately $10.14 million, or 29.7 percent higher than the 2003 fiscal year. Consistent with increased fund assets, certain sub-advisory fees, distribution platform costs (e.g. Schwab) and performance-driven salary costs contributed to the increases in expenses. Regulatory costs have also added to the Company's expenses, but are necessary to comply with regulations addressing recent scandals in corporate America.

Book value per share increased from $0.76 at June 30, 2003 to $1.14 at June 30, 2004.

                                           Financial Highlights
                                       U.S. Global Investors, Inc.

Selected                                       Year ended June 30,
Financial Data                           2004                        2003
                                         ----                        ----
--------------------------------------------------------------------------------
Total Revenues                       $12,983,500                 $7,478,936
Total Expenses                       $10,141,019                 $7,817,883
Gain on Litigation Settlement        $        --                 $  371,057
Tax Expense (Benefit)                $   675,839                 $  (10,502)
                                     -----------                 -----------

Net Income                           $ 2,166,642                 $   42,612

Basic and Diluted Net Income
Per Share                            $      0.29                 $     0.01

Weighted Average Basic Shares
Outstanding                          $ 7,469,164                 $ 7,460,260

Weighted Average Diluted
Shares Outstanding                   $ 7,533,134                 $ 7,469,120

Average Assets Under
Management                           $     1,344                 $     1,071
($ in millions)


About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With more than $1.3 billion under management, the groups consist of 12 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets. In general, trends in assets are the critical drivers of revenue and earnings trends.

Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. You may obtain performance data current to the most recent month end by visiting www.usfunds.com or by calling 1-800-US-FUNDS. Press option 5 to speak with an investor representative. This information will be available no later than seven business days following the most recent month end.


This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.

Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 3% to 5% of your portfolio in gold or gold stocks.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.